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                                                                     EXHIBIT 99

                  REPORT ON REVIEW OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Solo Serve Corporation

We have reviewed the interim consolidated financial information included in Form 10-Q of Solo Serve Corporation (the Company) as of August 3, 1996 and July 29, 1995 and for the thirteen and twenty-six week periods then ended. This financial information is the responsibility of the management of the Company.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical review procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated financial information for it to be in conformity with generally accepted accounting principles.

The accompanying consolidated financial information has been prepared assuming that the Company will continue as a going concern. As described in Note 2, on July 21, 1994, the Company filed a petition for reorganization relief under Chapter 11 of the United States Bankruptcy Code. The Company's Plan of Reorganization was approved by the creditors and shareholders and confirmed by the United States Bankruptcy Court on July 6, 1995 and became effective on July 18, 1995. The Company's recurring operating losses raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to future operations are described in Note 2. The consolidated financial information does not include any adjustments that might result from the outcome of this uncertainty.

We previously audited in accordance with generally accepted auditing standards, the consolidated balance sheet as of February 3, 1996, and the related consolidated statements of income, of changes in stockholders' equity and of cash flows for the year then ended (not presented herein), and in our report dated March 28, 1996 (which contains an explanatory paragraph with respect to the substantial doubt of the Company's ability to continue as a going concern) we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying balance sheet information as of February 3, 1996, is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.

/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP

San Antonio, Texas
September 16, 1996